Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Nine Months Ended January 1, 2022

MARION, N.Y. February 10, 2022 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the third quarter and nine months ended January 1, 2022.

Executive Summary (vs. year-ago, third quarter results):

■	Net sales for the third quarter of fiscal 2022 totaled $445.6 million compared to $484.4 million in the third quarter of fiscal 2021.

■	Gross margin as a percentage of net sales for the third quarter is 10.1% in 2022 as compared to 16.0% in 2021.

Paul Palmby, President and Chief Executive Officer of Seneca Foods stated, “The Company delivered a solid performance in the third quarter of fiscal 2022 despite a large LIFO charge to the quarter and year to date being caused by higher input costs. Total net sales are down compared to prior year, which was expected given the 2020 COVID-19 related pantry loading and the Truitt divesture that happened during fiscal 2021. We remain focused on mitigating supply chain, labor and inflation related impacts.”

Executive Summary (vs. year-ago, year-to-date results):

■	Net sales for the nine months ended January 1, 2022 totaled $1,052.9 million compared to $1,162.9 million for the nine months ended December 26, 2020.

■	Gross margin as a percentage of net sales for the nine months ended January 1, 2022 is 11.5% as compared to 15.1% for the nine months ended December 26, 2020.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,600 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures Operating Income Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring.

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2022	2020	2022	2020
	(In thousands)		(In thousands)

Operating income, as reported:	$23,664	$90,560	$63,210	$148,545
LIFO charge (credit)	19,015	(4,656)	30,654	(4,268)
Plant restructuring (credit) charge	(110)	(118)	3	169
Operating income, excluding LIFO and plant restructuring impact	$42,569	$85,786	$93,867	$144,446

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Nine Months Ended
	January 1,	December 26,
EBITDA and FIFO EBITDA:	2022	2020
	(In thousands)

Net earnings	$44,454	$111,271
Income tax expense	13,767	29,479
Interest expense, net of interest income	4,183	4,586
Depreciation and amortization	27,048	24,302
Interest amortization	(181)	(206)
EBITDA	89,271	169,432
LIFO charge (credit)	30,654	(4,268)
FIFO EBITDA	$119,925	$165,164

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	the availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	potential impact of COVID-19 related issues at our facilities;
●	an overall labor shortage, lack of skilled labor, labor inflation or increased turnover impacting the Company’s ability to recruit and retain employees;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;
●	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks discussed elsewhere in this report and the Company’s other public filings with the Securities and Exchange Commission.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended January 1, 2022 and December 26, 2020
(In thousands of dollars, except share data)

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2022	2020	2022	2020

Net sales	$445,593	$484,392	$1,052,891	$1,162,851

Plant restructuring (credit) charge (note 2)	$(110)	$(118)	$3	$169

Other operating loss (income) , net (note 3)	$399	$(35,351)	$681	$(33,716)

Operating income (note 1)	$23,664	$90,560	$63,210	$148,545
(Income) loss from equity investment	-	(728)	7,775	752
Other (income) loss	(2,218)	(234)	(6,969)	2,457
Interest expense, net	1,505	1,531	4,183	4,586
Earnings before income taxes	$24,377	$89,991	$58,221	$140,750

Income tax expense	5,713	17,531	13,767	29,479

Net earnings	$18,664	$72,460	$44,454	$111,271

Basic earnings per common share	$2.16	$7.96	$5.02	$12.18
Diluted earnings per common share	$2.14	$7.90	$4.98	$12.09

Note 1:

The effect of the LIFO inventory valuation method on third quarter pre-tax results decreased operating earnings by $19.0 million and increased operating earnings by $4.7 million for the three month periods ended January 1, 2022 and December 26, 2020, respectively. The effect of the LIFO inventory valuation method on YTD nine month pre-tax results decreased operating earnings by $30.7 million and increased operating earnings by $4.3 million for the nine month periods ended January 1, 2022 and December 26, 2020, respectively.

Note 2:

During the three months and nine months ended January 1, 2022 and December 26, 2020, the Company incurred restructuring charges primarily related to plants that were closed in previous periods, including severance, health care costs, and lease impairments, amongst other minor charges.

Note 3:

During the three months ended January 1, 2022, the Company recorded a charge of $0.5 million for various miscellaneous expenses related to properties that are held for sale. The Company also recorded miscellaneous income of $0.1 million. During the three months ended December 26, 2020, the Company completed the sale of its prepared foods business to an unaffiliated buyer who was not a previous customer. The Company recorded a gain on the sale of the prepared food business of $35.7 million. Additionally, the Company recorded a loss on the sale of unused fixed assets of $0.3 million. During the nine months ended January 1, 2022, the Company recorded a charge of $2.4 million for supplemental early retirement plans and a charge $0.5 million for various expenses related to properties that are held for sale. These expenses were partially offset by a gain from the sale of an aircraft of $1.2 million, a gain of $0.8 million from the sale of a plant in the Midwest, and a gain from debt forgiveness of $0.5 million on an economic development loan in which the Company met all required milestones. The Company also recorded miscellaneous expenses of $0.3 million. On December 18, 2020, the Company completed the sale of its prepared foods business to an unaffiliated buyer who was not a previous customer. The Company recorded a gain on the sale of the prepared food business of $35.7 million. Additionally during the nine months ended December 26, 2020, the Company recorded a loss of $0.4 million on the disposal of equipment from a sold Northwest plant and a loss on the sale of unused fixed assets of $0.4 million. The Company also recorded a charge of $1.2 million for a supplemental early retirement plan.

Note 4:	The Company used the “two-class” method for basic earnings per share by dividing the earning attributable to common shareholders by the weighted average of common shares outstanding during the period.

######